Exhibit 10.1

Amendment No. 2
to the
 Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan

This is Amendment No. 2 to the Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan (the “Plan”), which amendment shall be effective as of February 20, 2018, the date that it is approved by the Board of Directors of the Company (“Effective Date”).

Recitals

A.
Stock Yards Bancorp, Inc. (the “Company”) maintains the Plan and has reserved the right to amend the Plan from time to time, subject to the approval of the shareholders or participants for certain types of amendments.

B.
The Company desires to amend the Plan to reflect share limits after a 2016 stock split, increase the total number of shares of Company Stock subject to the Plan by 500,000 shares, and make clear that no Dividends or Dividend Equivalents on awards will vest or be paid before the related award vests.

Amendment

Now, therefore, the Plan is hereby amended as follows:

1.                    As of the Effective Date, Section 5.1 of the Plan is amended so that as amended it shall read in its entirety as follows:

5.1            Shares Authorized.  Subject to adjustment as described below in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) the number of shares of Company Stock subject to outstanding grants under the 2005 Plan as of the Effective Date (reverting to shares reserved for future grant as and when described in Section 5.2 below), plus (ii) the number of shares of Company Stock remaining available for issuance under the 2005 Plan but not subject to an outstanding award and not previously exercised, vested or paid as of the Effective Date (as adjusted for the Company’s 2016 stock split), plus (iii) 500,000 shares.  The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 450,000 shares, subject to adjustment as described below in Section 5.4.

2.                    As of the Effective Date, Section 5.3 of the Plan is amended solely to reflect how the share limits contained therein apply following the Company’s 2016 stock split to read in its entirety as follows:

5.3            Individual Limits.  All Grants under the Plan shall be expressed in shares of Company Stock.  The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan during any calendar year to: (i) any Non-Employee Director shall be 4,500 shares via Options and SARs and 3,750 via Stock Awards or Stock Units (provided, however, that such limits do not apply to cash-based Directors fees which directors elect to have paid in Common Stock instead), and (ii) any other Participant shall be 112,500 shares, including 60,000 shares via Options and SARs and 52,500 via Stock Awards or Stock Units, in each case subject to adjustment as described in Section 5.4 below.  The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash.  All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

3.                    As of the Effective Date, Section 8.5 of the Plan is amended to read in its entirety as follows:

8.5       Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate.  Dividend Equivalents awarded with respect to unvested Stock Units will be accumulated and paid to Participants at the time that such Stock Units vest, and will be forfeited in the event the underlying Stock Units are forfeited.  All Dividend Equivalents shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred cash Dividend Equivalents may accrue interest, all as determined by the Committee.  The Committee may provide that Dividend Equivalents shall be credited based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

4.                    As of the Effective Date, Section 9.4 of the Plan is amended to read in its entirety as follows:

9.4            Right to Vote and to Receive Dividends.  The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period, provided that no such dividends shall be paid with respect to unvested Stock Awards, including Stock Awards subject to performance goals, until and unless the related Stock Awards are vested. Dividends awarded with respect to unvested Stock Awards will be accumulated and paid to the Participant at the time that such Stock Award vests, and will be forfeited in the event the underlying Stock Award is forfeited. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividends so accumulated may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

5.                   Section 11 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

SECTION 11—OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate.  Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.  Dividends and Dividend Equivalents may accrue with respect to unvested Other Stock-Based Awards, but will not be paid or issued until such Stock-Based Award is fully vested, the shares are issued to Participant and such shares are no longer subject to any vesting requirements or repurchase rights on behalf of the Company.

In witness whereof, a duly authorized officer of the Company has caused this Amendment No. 2 to be executed as of the Effective Date.

STOCK YARDS BANCORP, INC.

By:	/s/ David P. Heintzman

Printed:	David P. Heintzman

Title:	Chairman & CEO

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